Exhibit 99.2

U.S. Home Systems, Incorporated

Second Quarter 2008 Earnings Conference Call

August 7th, 2008

Operator: Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the U.S. Home Systems Incorporated Second Quarter 2008 Earnings Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. Please press star followed by zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Thursday, August 7, 2008.

I would now like to turn the conference over to our host, Mr. Brett Maas, Managing Partner of Hayden Communications. Please go ahead.

Brett Maas: Thank you and good afternoon, and thank you for joining us for the U.S. Home Systems’ investor conference call. Following management’s comments we will open the line to answer your questions. This call is also being simulcast on the Internet through our website at www.ushomesystems.com or through ViaVid Broadcasting website at www.viavid.net. An audio replay of the call will be available on these websites for 14 days.

Today’s presentation may contain forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 as amended and Section 21-E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are based on a number of assumptions including expectations for continued market growth and anticipated revenue levels. Although the company believes that these assumptions are reasonable, no assurance can be given that they will prove correct. If the company’s performance differs materially from those assumptions or estimates, US Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statement.

It is now my pleasure to introduce Murray Gross, Chairman and Chief Executive Officer of US Home Systems. Murray, the floor is yours.

Murray Gross: Thank you Brett and good afternoon everyone. Joining me today is Peter Bulger, our President and Chief Operating Officer and Robert DeFronzo, our Chief Financial Officer. Before we review the operating results for the first quarter, I would like to give you an overview of some recent events.

Last quarter I mentioned some changes in our partnership with Home Depot, specifically our expansion into the Ohio and Western Pennsylvania markets, and our phase-out of the deck product offering from the Home Depot stores.

During the second quarter, I am pleased to note, we completed the opening of four new sales and installation centers, including Cleveland, Columbus, Cincinnati Ohio, and Pittsburg Pennsylvania. As a result of the addition of the Ohio and Pittsburg markets, we are now the sole provider of kitchen cabinet re-facing products and services to the Home Depot in the United States. At June 30th, our kitchen products are available in 42 markets covering 27 states, encompassing nearly 1600 Home Depot stores and 33 Expo stores.

As I previously mentioned, we are phasing our deck products out of the Home Depot stores and later this month we will begin to market our deck products in the Northern Virginia, Maryland, Philadelphia, North Jersey markets under our own designer deck brand. We will complete the installation of all the deck jobs that have been sold to Home Depot customers as well as honour our warranty obligations.

In April, we took our first step toward introducing a new product category—Garage Organizational Systems. On April 15th, 2008, we purchased a one third membership interest in Blue Viking Storage, a distributor of garage organizer systems and accessories. In conjunction with the membership interest, we entered into a consulting agreement with Blue Viking, in which Blue Viking provides us sales and marketing services to support our entry and expansion into the garage and home storage industry. Although a month later than we originally planned, we have launched this new product late in July in the Dallas market. I am pleased to report that the first two weeks of the business have been, what I would assess, as being particularly fruitful.

We are simultaneously introducing our closet organization systems, with the garage systems, as a total solution to the consumer for their home organization needs. We’ve launched the program for closets and garages with the theme of “get organized”. We believe that home organization systems, including garage and closet storage systems, are a rapidly growing product category that fits well with our product mix. We anticipate introducing these products in four additional markets through select Home Depot stores beginning at the end of this quarter, or early in the fourth quarter.

On March 13th, our Board of Directors authorized a repurchase of the company’s outstanding stock up to $2 million. Any repurchase under our stock repurchase program may be made in the open market at such time and such prices as we determine appropriate. Cumulative repurchases through June 30th were 56,740 shares at a cost of approximately $229.

Now I would like to turn the call over to Bob DeFronzo, our CFO, who will review our second quarter financial results.

Robert DeFranzo: Thank you Murray. In the second quarter new orders were 34.4 million as compared to 35.9 million in the second quarter last year. The decline in new orders reflected a reduction of $7 million in orders for deck products, three and a half million of which is due to discontinuing offering our deck products in certain markets in February 2008, in accordance with our amended service provider agreement with the Home Depot. We attribute the remaining decline in orders of our deck products to its close alignment with the softness in the housing and construction and resale markets.

Excluding deck products in all markets, new orders increased 5.5 million or 22.1%. The increase resulted from new markets we opened in the second and third quarters of 2007 and in the second quarter of 2008, which in the aggregate contributed $1.7 million in new orders.

Additionally, we had an increase in the number of appointments for our kitchen and countertop products in the quarter. We attribute that increase to the number, an increase in the number of customer appointments from our in-store marketing program that we initiated in June 2007. Despite the success of our in-store marketing program, we believe that the softness in the housing market, uncertainty in the credit markets and higher energy prices have had an adverse effect on our generation of new orders in the quarter, and that these macro economic conditions will persist through the second half, through the first half of 2009.

Revenues for the three months ended June 30th, 2008, increased 3.9 million or 12.3% or 35.5 million as compared to 31.6 million in the three months ended June 30th, 2007. Revenues in markets that were opened prior to 2007 increased 8.6% or $2.7 million, which was net of a decline of 881,000 in deck revenues from markets which we no longer offer our deck products.

Revenues increased 1.2 million due to new kitchen sales and installation centers we opened since the second quarter of 2007. Our backlog of orders at June 30th, 2008, was 24.2 million as compared with 25.6 million at June 30th, of 2007. Revenues from our kitchen refacing and countertop products increased $5.7 million, or 24.9%, to 28.7 million in the second quarter of 2008 from 23 million in the same period last year. Of the 5.7 million increase, 1.2 million resulted from new kitchen sales and installation centers we’ve opened since the second quarter of 2007.

Revenues from bath refacing products increased $200,000 or 8.1%, to 2.7 million in the second quarter, from two and a half million in the same quarter last year. And our cycle time to complete bath installations declined in the current quarter, which had resulted in the increased revenues.

Revenues for deck products were 4.1 million in the second quarter as compared with 6.2 million in the same quarter last year. The decline in revenues reflect lower product demand and a decline of 881,000 in markets we no longer offer our deck products.

Gross profit for the second quarter 2008 was 18.9 million, or 53.3% of revenues as compared with 17.2 million, or 54.4% of revenues in the second quarter of last year. Obviously our gross profit in dollar terms increased in the second quarter as a result of our increase in revenues. However, our gross profit as a percentage of revenue declined to 110 basis points, principally due to lower margin in our deck product line.

Our direct margin in deck products declined 141 basis points or $450,000 as compared to the second quarter last year. In May 2007 we implemented new sales pricing for our deck products. The pricing was intended to stimulate the sale of deck products. In May 2008 we implemented a price increase; however we did not realize any benefits of that increase in the second quarter of this year as a result of our installation cycle time. Absent continued pressures on higher raw material prices we expect our debt gross profit margins would improve in the third quarter.

Conversely, since bath and deck products have margins that are lower than our kitchen products, our sales mix to higher kitchen revenues helped our margins as compared to the same period last year.

Our operating expenses increased from 15.4 million in the second quarter last year to 17.7 million in the second quarter of 2008. Our business is characterized by the need to continuously generate prospective customer leads, and in this respect, a substantial portion of our operating costs, our sales and marketing expenses, which are comprised principally of cost that vary with revenues. These costs include sales commissions and bonuses, fees paid to the Home Depot on each sale and commissions we pay to our third-party in-store marketing service provider. These three cost components increased approximately one and a half million as compared to the second quarter last year.

In addition, our expansion into new markets resulted in a $500,000 increase in additional branch operating and selling expenses in the second quarter, as compared to the same quarter last year.

And finally, net income was 720,000 or $0.09 per share for the second quarter of 2008, as compared to 1.1 million or $0.13 per share for the same period last year.

Our quarterly report on Form 10-Q includes additional information of which we encourage everyone to read. And I would like to now turn the call over to Peter Bulger.

Peter Bulger: Thanks Bob. Just a couple of updates. As Bob mentioned earlier, we’ve been continuing to evolve and expand our in-store marketing program, which has proven to be a very effective medium at proactively penetrating our existing markets. Essentially our in-store lead generation program involves staffing marketing promoters in select Home Depot stores during peak traffic times, generating interest for our products and scheduling in-home presentations with potential customers. So this program has been a significant contributor to our revenue growth over the past two quarters and has also resulted in lower sales efficiencies as compared to appointments, which originate from customers who directly contact us for information about our products.

As you can imagine, these lower sales efficiencies have had an adverse effect on our sales associate retention, which has resulted in the need for additional recruiting activities. We are currently in the process of developing and implementing some new programs that we believe will improve both our sales efficiencies and reduce our sales associate turnover.

Also as previously discussed, we are beginning the transition of our deck platform out of the Home Depot program. As most of you know, prior to our relationship with the Home Depot, we successfully marketed our deck products under our own brand in the Northern Virginia, Baltimore and Washington DC area. We are currently preparing to market our deck products under our own brand later this month. The plan is to utilize our third party service provider to assist us with lead generation under our own brand, for these same markets. Under this program we will launch a door-to-door canvas program which will target specific neighborhoods which better meets demographic profile for our deck products. However as Bob mentioned before, in light of the current softness in the housing sector, the rise in energy prices and the seasonality of deck products, we are expecting demand for decks to remain soft for the remainder of the year.

So with that let me just turn it back over to Murray.

Murray Gross: Thanks Peter. In conclusion, our financial results for the quarter were within our expectations. While our operating model has shifted slightly, due to the programs we have put in place to ensure continued growth in a more difficult economic environment, we firmly believe our model has excellent leverage that will become evident as we scale our newly opened markets and recent product launches.

We have several markets that are currently under-performing; however we are committed to our partner to continue to service the marketplace. We plan to add in-store marketing programs in some of these markets.

Our administrative infrastructure should allow us to leverage greater revenues. As you all know, administrative expenses tend to move in a step fashion over time. Our current structure is needed to support our current revenues, but will also allow us to grow revenues without material increases in those administrative costs.

We believe the investments we are making today, along with maturing of our new offices and improved economic conditions, over the long run, will improve net margins. We continue to maintain a strong financial position that allows us flexibility and working capital to continue to buy back our stock, launch new products, acquire new products or create new channels to the market.

Now in order to get everyone’s questions, let’s open the lines. Operator can you…

Operator: Thank you sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using a speaker equipment, you will need to lift your handset before making your selection. One moment please for our first question.

Our first question comes from the line of Joel Havard with Hilliard Lyons. Please go ahead.

Joel Havard: Good afternoon everybody.

Murray Gross: Hey Joel.

Joel Havard: Well congratulations on, on the quarter number one. I guess I would like to take a couple of themes here if I can. Starting with you Murray, I like some of the points made here, leverage and scale, step function expenses. Are you willing at this point or can you at this point give us some sense of how and I guess at this point maybe we talked about first half ‘08, or maybe the last 18 months; the infrastructure that the company has built and just how far it can carry us from today’s revenue run-rate. In other words, is, as we start to move toward that you know, 130, 140, 150 million top-line, how much more you really need to do, or are you positioned to get through some of those hurdles. And more to the point, where you think you can get the company at an operating margin level as we start to hit some of those thresholds. I do want to go into some sub-details, but that’s an overarching theme if you could address please.

Murray Gross: Okay, boy that’s a mouthful Joel! Yes, you know if you think back and you’ll probably remember the days, in June of ‘04 when we did our secondary raise.

Joel Havard: Remember it well.

Murray Gross: The company had revenues of $82 million. In 2007 we have revenues of $124 million. That was a growth rate in that period of 51%. Now in 2004 we had 21 sales and installation centers and in 12 states. Today we have 42 sales and installation centers in 27 states. So you know, we have scaled this business dramatically. You can’t do that without infrastructure. Now when I talked about using the word step, you know, it seems as though, and it’s been my experience that you build this infrastructure and you’re anticipating new sales increases and we kind of look at it, this will get us through the next 10 million – is pretty much the mentality that, that we’ve exercised.

And then we’ve got to do it to get the 20 million. Now I will admit we may have gotten a slight bit enthusiastic in anticipating what this year was going to look like, because we didn’t really think we were going to hit the number of headwinds that we hit this year. I think when you look at our, what we did with our kitchen business, and that’s what we really understood and understand well, and I said before we’ve always done better in the kitchen business. I expressed my really lack of experience in the deck business, because I didn’t have any experience there. And I would tell you that probably both of my forecasts that I made on the phone and internally, have come true.

As an example, and you’ll see when you read the Q. We grew kitchen revenues in a quarter-over-quarter basis this year, from 23 million to nearly 29 bil (sp?). So in the six months we grew it from 46 million to 56 million. Very sig – I think considering what’s going on in the economy and you follow this segment fairly closely, I think that was a pretty stellar job. What I said would come true, I think has come true.

On the other hand, the deck business, you know, was, was pretty bad. Our revenues were down $2 million in the quarter. Yet we had an overall net gain of, even in spite of that, of $4 million, which around 13%. With the loss of the deck business, the markets we closed, the decline in the existing markets, so I think all of that kind of talks to some of the issues you raised.

Our, the second one was where can we take it and what do we look for. You know our goal has been, and I’ve said before, is to achieve minimally a 6% pre-tax operating profit. That’s the minimum objective. I firmly believe that if all of the perfect storm that’s hit this year between the credit market, the housing market, the energy costs, I think if we hadn’t gotten hit by all of those things at one time, we would easily be there.

Joel Havard: At today’s run-rate?

Murray Gross: At, I think we would be well ahead of today’s run-rate. I think we would be at a run-rate of $150 million if those things didn’t happen. We had everything built to do it, but you know, look, I’m not going to kid anybody; we’ve got some higher credit rejects. We’ve got a little more customer remorse, cancellations, you know, just as things go on, but if I look at what we did, I think we would have easily achieved those kinds of goals.

We’re building this business and to build it now without very much more cost, we can get to 175 million. It’s not going to take much, if any, additional infrastructure. You’ll see, I don’t have the release in front of me at the moment, just in the startup’s in Pittsburg, in the higher market, you know, we lost in this quarter $327,000 against virtually no loss last year.

So if you add that to where we were, we’d have a much better looking picture than we have now. But that’s the fact. I can only tell you I’m extraordinarily pleased with where we are at the moment, considering what I know is going on in the industry, what you know, you’re going to hear reported by the Home Centers and other companies in similar businesses.

Now, did I answer all the questions? What did I miss?

Joel Havard: It’s the magic 6% I was looking for, and I made a point of writing down 175 million plus or minus top line capacity on more or less this infrastructure, so those are a couple of really impressive and aggressive hurdles you’ve thrown down for yourself, pleased to hear it.

I guess talking about the you know, the nature of the challenges in the market Murray, you said, I’ve covered this sector a while, and you guys a long time, and you know, clearly the consumer headwinds are still an issue. It’s interesting to hear your take on the psychology of it sort of, you know, at the kitchen table level. Is that, I guess I’d like you to – if you can – talk and maybe Peter should chime in on this too, the nature of your business allowing you to get the number of conversations; Peter this would tie back to your comment about the, marketing side of things. Is it, are you having to put more of these field people in stores versus the more traditional marketing approaches. You know, how is the company working through that.

Secondly, I guess you addressed the startup costs, I’d like you to also please address the cost impact, and I’m sorry I’m still kind of working through the Q as we talk, but the cost impact of deck and how certain you do feel, or reasonably confident you do feel, about the remaining part of deck being on the clock for some period of time, or you really believe it’s going to go well for a while.

And then also, you know maybe a little more of an update along Bobby’s comments on the, the new business initiatives.

Peter Bulger: All right, let me try to handle the one on the, at the table or the more appointments that we’re generating. I think you’ve heard Murray describe it before, is that we’ve transitioned really our lead generation efforts and our marketing efforts have gone from, as he had discussed in prior conversations, from a take market, to a make market where we were in that I guess you call ‘the perfect storm’ before, when we started the kitchen program. We went from the perfect storm where you know, you had people buying and flipping homes, you know, it was a very active market for home remodeling. And you had people with higher traffic patterns in the Depot stores almost without actively trying to drive interest; it was just there, just coming to us. So as you heard Murray say before, like falling from the sky, the appointments were being generated. And then we went through some of the…

Joel Havard: And it was driving the business as much then the same (sp?) thing as…

Peter Bulger: Well it was as I would say 95% of all the lead generation and issuing that we had was really coming from the Home Depot stores without any active effort upon our side. There was some marketing efforts that we were generating, but it was a very small portion of the overall leads that we were issuing to our sales organization. Then we went through the transition and now we are primarily, through these in-store marketing efforts, have transitioned to where there is the in-store promoter creating interest where it maybe a consumer goes to a Depot store, wasn’t looking for kitchen remodeling, they’re able to engage them, inform them about the product offering and inspire them to want to generate and schedule an appointment for one of our representatives to go to their home and present the products in an effort to consummate the sale. And that’s been a transition as I discussed before, a transition for the sales organization to go through that. And I think we’ve made some significant headwinds in that area.

On a positive note, we can generate many, many more inquiries and I also firmly believe that once the market returns back to the days of, we’ll have a stronger sales organization that will be able to really maximize on the quote “store leads” that just get generated or fall from the sky. So I think that the sales force is still in that transition as I mentioned, in I guess my discussion before, you know, there’s been those challenges in the sales efficiencies, both in issue rates, in closing rates and some of the sales rep turnover. And I think we’ve gone through that, or still in the process and adapting to it and getting the sales organization more in line with that and performing with it.

Joel Havard: Yes.

Peter Bulger: I don’t know if that answers your question. On the deck side, I think it’s still too soon for us to know. I think we’re going to start to launch the program and we’re going to see the consumer response. I think the timing of it – we’re near the tail end of the season anyway and you know, I think we’re going to start to see really how the customer responds. We’re going to go into markets where you’ve got that new housing, or two to three years old, and I think the really the, you know, I guess the ultimate outcome is still we won’t know until we really try to launch it and see what happens.

Joel Havard: And Peter do you think you’ll have any sense of it over the course of you know, the next two, three months as the season winds down. Is this really an ’09…?

Peter Bulger: I think Joel, we’ll get an initial feel how it’s responding and that’s, you know, going to kind of give us an insight, but really Q-1 is going to be the real indicator. But I think we’ll get some initial feels over the next month to two, as to really how the consumer response to the door-to-door and the canvassing approach and marketing and re-entering under our own brand. On a positive, that brand was in that market for 10 to 15 years prior, and, so there’s certainly the awareness, but we’ll see what the reaction is over the next couple of months. But I think Q-1 of ’09 will really be the indicator.

Joel Havard: Thanks.

Peter Bulger: Did you want to ask…?

Joel Havard: I guess yeah, if any of you wanted to field the third part of the question. One of my typical run-on questions by the way, sorry…

Murray Gross: I got it already!

Joel Havard: The, maybe just a bit more color on the garage and I guess pantry storage, or should we just call it all storage or …?

Murray Gross: Organizational, organizational business. We started two weeks ago, almost three, weeks ago here in Dallas with the first rollout, I guess if you like, is it okay to give specific numbers?

Peter Bulger: Sure.

Murray Gross: We had generated in 10 stores about 100 appointments. We have 16 net sales at this point and the first week was kind of a throw-away. So in two weeks it has done what I believe to be very, be very good. You know, now one rez (sp?) doesn’t make a summer. But the early indications are that it’s very promising. The reception has been good. We’re just getting the POP stuff in the stores. This is just, all been generated through our lead generators in the store and we’re just doing the PK education product education with the Depot store people. So it’s very encouraging to me that we generated 16 orders out of 10 stores in two weeks.

Joel Havard: You’re pleased with the test, the kind of numbers, the initial numbers that you’re seeing this early.

Murray Gross: Very pleased.

Joel Havard: Final questions guys, I promise. Murray this may offer a little sort of background commentary on the markets as a whole, but the natural stone countertop initiative progress there – are you seeing any shift in how consumers are reacting to that offering? Is there anything we can read into that?

Murray Gross: No, it’s, it’s going well. We know that segment of the business is down naturally. The counter, that countertop business is off as you know, I think from the manufacturers that you know, I’m sure you’re going to, as they report, if they haven’t reported already, my guess is you’ll hear that their sales are down somewhat. So you know, but we’re doing fine with it.

Joel Havard: Thanks. Congratulations again on the quarter.

Murray Gross: Thank you.

Operator: Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you’re using a speaker equipment, you’ll need to lift the handset before making your selection. One moment please for our next question.

Our next question comes from the line of Chris Doucet with Doucet Asset Management. Please go ahead.

Chris Doucet: Hey congratulations gentlemen.

Murray Gross: Thank you.

David: This is actually David from Doucet Asset Management. But I wanted to say congratulations on a record revenue quarter for you guys. I like to see that. Our only question actually involves your stock buy-back program. We have our own opinions on the stock buy-back in general, but I’d like to hear from you why you feel like the stock buy-back is a good idea at this time, a good idea, a good use of your cash.

Murray Gross: Well if you extrapolate out David, what I said to you, where I feel that the run-rate of the company’s going over the next you know — these times will change. And if, and I will say when, we get to $150 million run-rate and assuming my calculations are good and we bring a 6% pre-tax profit down, that would generate about $9 million round figures in pre-tax income, tax it down to five and a half million – I’m close; even at today’s outstanding 7.6 million shares – you’ll get $0.70 plus earnings. And if the market’s kind enough to give us, pick a number, anyone you want, 10, 12, 15 as a multiple, I feel (sp?) buy-back stock at 377, or 372 whatever it closed today. And so we’re going to continue to buy it back. That will enhance our EPS and I don’t have a better use of the capital.

David: And by the way, we agree with your opinion on – it’s a good buy-back or a good use of your cash at the moment. But we’d like to hear you say, you know, that publicly on the call. That’s my only question. You guys have a great next quarter.

Murray Gross: Thanks David.

Operator: Our next question comes from the line of Rick Fetterman with Fetterman Investments. Please go ahead.

Rick Fetterman: Oh good afternoon everyone.

Murray Gross: Hey Rick.

Rick Fetterman: Murray, back to countertops for a second, in the area of other than the stone, the laminate countertops, are those doing well, are they kind of iffy also or are you getting a better sell-through there?

Murray Gross: I’m going to let, Bob has the data here, it’s in front of him, so I’m going to let him answer the question.

Robert DeFronzo: We don’t have the actual numbers on the, on the laminate, but what we do know is that we are still selling a greater number of laminate tops than we are in the stone tops. And that we are still seeing a, a substantial number of our customers purchasing the laminate tops with their kitchen refacing.

Murray Gross: You have to remember Rick; we don’t sell a countertop unless we’ve sold a kitchen with it.

Rick Fetterman: Right, right I understand that.

Murray Gross: Okay.

Peter Bulger: Right, we’re not seeing that overall as a weakness and remember that we really just rolled out the solid surface top to our whole national footprint in the last nine months. So we’re seeing that grow nicely. We’ve seen our solid tops go from about 33,000 in revenues in the second quarter of last year, to over half a million in the second quarter of this year. I don’t have that same hard number on the laminate tops, but we’ve seen a substantial increase year-over-year there. We’ve got a, we’ve expanded our product offering, so we’ve been very successful in implementing that program.

Rick Fetterman: Okay. Would you expect operating costs to decline some in the second half of the year, due to the absence of the, or non-recurring start-up costs for sales and installation centers that you experienced in Ohio and Pittsburg?

Murray Gross: Well we wouldn’t expect to see them decline. They are what they are. They’re fixed costs. That’s one of our fixed costs, is branch operating expenses, when you look at that, so, the costs won’t decline. What will happen is the revenue will increase and therefore the losses will decrease. Does that make sense?

Rick Fetterman: Yes, where were the, what are the costs of operating, opening the new distribution and installation centers?

Peter Bulger: That was reflected in…

Murray Gross: That would be in branch operating.

Peter Bulger: Yeah, I think what you’re asking is that will we, will we sustain operating, start-up operating losses in those markets. And, but the cost structure of those markets doesn’t change. I mean, the rents and the light bill and the managers, the personnel cost, isn’t going to change. There are certainly some additional costs in the start-up for equipping the sales force, with various sales materials and things like that. But by and large, those costs are, are going to sustain themselves. What’s going to change is the fact that we begin to complete the installations of new orders that have come in, and now we are able to generate revenues, and so that will change the operating loss on those particular branches.

Rick Fetterman: Okay. Going to the organizational systems, are, is the cost of any consequence for putting the displays in each store, or supply facilities that you need for each market?

Murray Gross: You’re talking about for kitchen sell, or…

Rick Fetterman: No, for garages and pantry’s and…

Murray Gross: Of any consequence, no. We’re not stocking any inventory for that. That’s stocked by the company that we bought the interest in. So we’re only buying materials as we sell them.

Rick Fetterman: Okay.

Murray Gross: From their, their inventory, so we don’t have any investment in additional inventory. Are we spending money on printing, some point-of-purchase stuff, because in the store, sales kits that we have to put together, you know, nominal things like that, yeah, we’ll have some expense for that.

Rick Fetterman: All right. Thank you very much, good luck.

Murray Fetterman: Thank you.

Operator: Ladies and gentlemen, at this time we would like to give participants a final opportunity to ask any additional questions. Please press the star followed by the one if you have a question. As a reminder, if you’re using a speaker equipment, you need to lift the handset before making your selection. One moment please for the next question.